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                                                          Exhibit 4.2


TRUSTEE RESIGNATION



TO:  Nordstrom Credit, Inc.

     In connection with the appointment of First Interstate Bank of Denver, N.A. as successor trustee under the Indenture (defined below), First Interstate Bank of Washington, N.A. (the "Resigning Trustee"), hereby resigns as trustee under that certain indenture by and between the Company and the Resigning Trustee dated as of November 15, 1984, as supplemented by the First Supplemental Indenture dated as of January 15, 1988, the Second Supplemental Indenture dated as of June 1, 1989 and the Third Supplemental Indenture dated as of October 19, 1990 (as supplemented, the "Indenture"), providing for the issuance from time to time of unsecured debentures, notes or other evidences of indebtedness of the Company (the "Securities") to be issued in one or more series under such Indenture.

     This resignation is provided pursuant to Section 610(b) of the Indenture, and shall be applicable with respect to all series of Securities heretofore issued under the Indenture.

DATED:  March 13, 1995

                                             FIRST INTERSTATE BANK OF
                                             WASHINGTON, N.A.



                                             By /s/Perry R. Tobe
                                                ----------------
                                                   Perry R. Tobe,
                                                   Trust Officer